Exhibit 99.1
2007 Results HSBC Finance Corporation IFRS Management Basis

This presentation, including the accompanying slides and subsequent discussion, contains certain forward-looking information with respect to the financial condition, results of operations and business of HSBC Holdings plc and HSBC Finance Corporation. This information represents expectations or beliefs concerning future events and is subject to unknown risks and uncertainties. This information speaks only as of the date on which it is provided. Additional detailed information concerning important factors that could cause actual results to differ materially is available in the HSBC Holdings plc Annual Report, and the HSBC Finance Corporation Annual Report on Form 10-K, each for the year ended 31 December 2007. Please further be advised that Regulation FD prohibits HSBC representatives from answering certain, specific questions during the Q&A session. You may get copies of the HSBC Finance Corporation document referred to above free by visiting EDGAR on the SEC Web site at www.sec.gov. These materials do not constitute an offer to sell, or the solicitation of an offer to buy, any security of HSBC Finance Corporation or any other issuer. HSBC Holdings plc reports financial results in accordance with International Financial Reporting Standards ('IFRSs') as endorsed by the EU. EU endorsed IFRSs may differ temporarily from IFRSs, as published by the IASB, if a new or amended IFRS has not been endorsed by the EU by the period end. There were no unendorsed standards affecting this document. As at December 31, 2007, there is no difference between IFRSs as endorsed by the EU and IFRSs as issued by the IASB in terms of their application to HSBC. IFRSs comprise accounting standards issued by the International Accounting Standards Board and its predecessor body and interpretations issued by the International Financial Reporting Interpretations Committee and its predecessor body. All amounts, unless otherwise stated, represents IFRS Management Basis of accounting. IFRS Management Basis assumes that the mortgages and private label customer loans transferred to HSBC's US banking subsidiary, HSBC Bank USA, N.A. ('HSBC Bank USA'), have not been sold and remain on our balance sheet. Such customer loans continue to be managed and serviced by HSBC Finance Corporation without regard to ownership. IFRS Management Basis also assumes that all purchase accounting fair value adjustments relating to the acquisition of HSBC Finance Corporation by HSBC Holdings plc has been "pushed down" to HSBC Finance Corporation. Disclosure statement

Increased delinquencies at December 2007 compared with June 2007 and December 2006 across all domestic portfolios as a result of the weak housing and mortgage industry, rising unemployment rates in certain markets and the impact of a weakening U.S. economy Balance sheet loan impairment allowances for domestic real estate secured receivables increased $2.7 billion at 31 December 2007 compared with 31 December 2006 Increased balance sheet loan impairment allowances of $0.7 billion at 31 December 2007 for unsecured loans within US Retail Branch business, $0.8 billion for MasterCard/Visa cards and $0.3 billion for private label credit cards compared with 31 December 2006 Continued decisive actions to right-size and recalibrate our businesses Proactively reducing risk through refined product offerings in Retail Branch business Reduced branch network to approximately 1,000 branches at 31 December 2007 from 1,382 at 31 December 2006 to align with forecasted demand and reduced credit risk appetite Closed wholesale broker mortgage origination business in Q3 2007 Ceased correspondent mortgage originations during H1 2007 Reducing Mortgage Services (MS) portfolio ($5.3 billion reduction since 30 June 2007 and $13.4 billion from 31 December 2006) Continued focus on strengthening businesses for the future Key developments Continued outreach and assistance to our mortgage customers Contacted over 41,000 customers and modified more than 10,300 loans ahead of adjustable rate mortgages (ARM) resets (since October 2006) Refinanced more than 4,000 ARM customers of our Mortgage Services business with adjustable rate mortgages to fixed rate mortgages Restructured loan volume up significantly as we continue to work with our customers who, in our judgment, evidence continued payment probability Continued effort to enhance customer value, service and experience Credit Card business implemented certain changes related to fee and finance charge billings as a result of continuing reviews to ensure our practices reflect our brand principles Actions taken highlight HSBC's commitment to our stakeholders and businesses Maintained strong liquidity during recent credit market conditions Capital infusions from HSBC Holdings plc totaled $950 million in 2007 Additional capital infusion of $1.6 billion from HSBC Holdings plc in Q1 2008 As a result of business climate and strategic changes to product offerings and business strategies, we determined that goodwill balances of approximately $5.9 billion were impaired related to our Mortgage Services, Retail Branch, Motor Vehicle Finance and UK businesses during 2007. This charge is not applicable at the HSBC Holdings plc level.

HSBC Finance Corporation – financial results

USDm	H2 2006	H1 2007	H2 2007	% Better/(Worse) versus H2 2006	% Better/(Worse) versus H1 2007
Net operating income before loan impairment charges (1)	7,793	8,227	9,311	19.5%	13.2%
Loan impairment and other related charges	(4,772)	(4,073)	(8,107)	(69.9%)	(99.0%)
Net operating income	3,021	4,154	1,204	(60.1%)	(71.0%)
Total operating expenses excluding goodwill impairment	(3,003)	(3,040)	(2,951)	1.7%	2.9%
Goodwill impairment	-	-	(5,959)	n/a	n/a
Profit (Loss) before tax (2)	18	1,114	(7,706)	n/a	(791.7%)
Cost efficiency ratio (3)	38.5%	37.0%	31.7%	680 bps	530 bps
Cost efficiency ratio – normalized (4)	38.4%	37.7%	37.4%	100 bps	30 bps
Customer Loans & Advances (as at period end)	182,644	178, 222	177,732	(2.7%)	(0.2%)

Note: The figures above are presented on an IFRS Management Basis.
See Note 21 'Business Segments' of Form 10-K for the period ended 31 December 2007 for a reconciliation of IFRS to US GAAP.
(1) Includes fair value option income/(loss) of $(32) million, $161 million, and $1,422 million for H2 2006, H1 2007, and H2 2007, respectively.
(2) H2 2007 loss before tax excluding goodwill impairment impact ($1,343 million relating to Mortgage Services, including Decision One business, $3,730 million relating to Retail Branch business, $476 million related to Motor Vehicle Finance business and $410 million relating to the UK business) is $(1,747) million.
(3) Cost efficiency ratio excluding the impact of the goodwill impairment charge of $5,959 million in H2 2007.
(4) Cost efficiency ratio excluding the impact of the goodwill impairment charge of $5,959 million in H2 2007, also normalized to exclude the impact of fair value option income/(loss) of $(32) million, $161 million, and $1,422 million for H2 2006, H1 2007 and H2 2007, respectively.

HSBC
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HSBC Finance Corporation - YTD financial results (1) Includes fair value option income/(loss) of $(4) million and $1,583 million for 2006 (YTD) and 2007 (YTD), respectively. (2) 2007 YTD profit before tax excluding the goodwill impairment impact ($1,343 million relating to Mortgage Services, including Decision One business, $3,730 million relating to Retail Branch business, $476 million related to the Motor Vehicle Finance business and $410 million relating to the UK business) is $(633) million. (3) Cost efficiency ratio excluding the impact of the goodwill impairment charges of $5,959 million in 2007. (4) Cost efficiency ratio excluding the impact of the goodwill impairment charges of $5,959 million in 2007, also normalized to exclude the impact of fair value option income/(loss) of $(4) million and $1,583 million for 2006 (YTD) and 2007 (YTD), respectively. USDm % Better/(Worse) USDm 2006 YTD 2007 YTD versus 2006 YTD Net operating income before loan impairment charges (1) 15,763 17,538 11.3% Loan impairment and other related charges (7,022) (12,180) (73.5%) Net operating income 8,741 5,358 (38.7%) Total operating expenses, excluding goodwill impairment (5,922) (5,991) (1.2%) Goodwill impairment - (5,959) n/a Profit (Loss) before tax (2) 2,819 (6,592) (333.8%) Cost efficiency ratio (3) 37.6% 34.2% 340 bps Cost efficiency ratio - normalized (4) 37.6% 37.5% 10 bps Customer loans and advances (as at period end) 182,644 177,732 (2.7%)

2007 loss before tax of $6.6 billion was $9.4 billion below prior year due to higher loan impairment charges of $5.2 billion and goodwill impairment of approximately $5.9 billion ($1.3 billion in Q3 2007 at the Mortgages Services business and Q4 07 charges of $3.7 billion at the Retail Branch business, $0.5 billion at Motor Vehicle Finance business and $0.4 billion at the UK business), partially offset by fair value option income on debt market valuation. Excluding the impact of the goodwill impairment, the 2007 loss before tax of $633 million was $3.5 billion below the prior year Higher net operating income before loan impairment charges primarily driven by income from fair value option of debt issued as 2007 was impacted by widening of credit spreads ($1.6 billion) and higher revenues from the Credit Card business ($1.0 billion), partly offset by lower Mortgage Services revenues from a declining portfolio 2007 loan impairment charges increased $5.2 billion (or 73.5 percent) from prior year largely driven by increases in our domestic real estate loan portfolio ($2.2 billion), personal non-credit card loan portfolio ($1.1 billion) and card and retail loan portfolios ($1.7 billion) A marked increase in delinquency within the Retail Branch business as the U.S. residential market further deteriorated, credit conditions continued to tighten for a broad segment of customers, removing refinancing alternatives and slowing portfolio run-off Mortgage Services continued to experience higher loan impairment charges and delinquencies as portions of this portfolio purchased in 2005 and 2006 continued to season. In addition, this portfolio has also been impacted by worsening industry trends and slower receivable run-off, particularly in the second lien portfolio. It is now generally believed that the deterioration in the housing market will be deeper in terms of its impact on housing prices and the duration will extend at least through 2008. Credit Card business experienced higher loan impairment charges ($1.2 billion) from higher delinquencies due to receivable growth, mix changes, portfolio seasoning and an increase in bankruptcy filings. Also, in the fourth quarter of 2007, Credit Card began to experience increases in delinquency in all vintages, particularly in the markets experiencing the greatest home value depreciation and rising unemployment rates. Private Label business experienced higher loan impairment charges ($0.5 billion) from higher delinquencies, particularly in the power sports portfolio, an increase in bankruptcy filings and the effect from a weakening U.S. economy. HSBC Finance Corporation - YTD financial results

HSBC Finance Corporation 2+ delinquency ratio Magnitude of the total 2+ delinquency ratio increase (57 percent over Q4 2006) reflects the weak housing and mortgage industry and rising unemployment rates in certain markets as well as the impact of a weakening U.S. economy First and second lien real estate secured 2+ delinquencies were also negatively impacted by the discontinuation of new correspondent channel acquisitions as well as product changes in the US Retail Branch business, which reduced the outstanding principal balance of the portfolios Delinquencies in the Credit Card portfolio were also impacted by seasoning and a higher mix of near prime and non-prime balances Personal non-credit card 2+ delinquencies increased due to seasoning of portfolio and a deterioration of 2006 and 2007 vintages in certain geographic regions Note: See 'Credit Quality' in the MD&A of Form 10-K for the period ended 31 December 2007 for delinquency information reported on a US GAAP basis.

2005 and 2006 vintages in Mortgage Services continue to season. As the portfolio continues to decline, the delinquency ratio will continue to increase. Increase in 2+ delinquencies for Retail Branch real estate secured due to industry-wide worsening of credit environment and broad based deterioration of the U.S. residential property market during 2007 HSBC Finance Corporation Real estate secured 2+ delinquency Q1 06 Q2 06 Q3 06 Q4 06 Q1 07 Q2 07 Q3 07 Q4 07 2+ MS First Lien 1.1 1.2 1.5 1.7 1.7 1.9 2.4 3 2+ MS Second Lien 0.2 0.3 0.4 0.6 0.6 0.7 0.8 1.1 2+ Branch First Lien 0.6 0.6 0.7 0.8 0.8 0.9 1.3 1.7 2+ Branch Second Lien 0.3 0.3 0.3 0.4 0.4 0.4 0.5 0.6 1.3 0.9 1.5 0.9 1.9 1 2.3 1.2 2.3 1.2 2.6 1.3 3.2 1.8 4.1 2.3 2+ delinquencies (USD billions) 2+ delinquencies (%)

HSBC Finance Corporation Customer loans and advances Q4 2007 Q3 2007 Q2 2007 Q1 2007 Q4 2006 Q3 2006 Q2 2006 Q1 2006 Q4 2005 Mortgage Services 36.2 38.9 41.5 46.7 49.6 51.6 51.5 49.3 44.3 Branch Real Estate Secured 54.6 54.3 52.9 51.5 49.7 46.2 44.4 43.1 41.3 Credit Cards 31.3 30.2 29.6 28 28.3 26.3 25.7 24.7 25.8 Private Label Cards 21.6 20.3 19.8 19.5 20.6 19.3 19 18.4 19.7 Motor Vehicle Finance 13.3 13.2 13 12.9 12.8 12.7 12.4 12.1 11.9 Other 20.7 21.4 21.4 21.4 21.6 21.5 21.3 20.9 20.8 177.7 178.3 178.2 180 182.6 177.6 174.3 168.5 163.8

Mortgage Services Loans by vintage and type December 2006 December 2007 =US$49.6 bn $3.0 bn $7.2 bn $24.1 bn $15.3 bn First Lien Fixed First Lien ARM Second Lien Fixed Second Lien ARM Pre-2004 2004 2005 2006 2007 $1.8 bn $4.9 bn $14.3 bn $15.2 bn =US$36.2 bn December 2006 December 2007 2007 1.5 2006 15.2 12.2 2005 19.9 12.9 2004 9.3 5.9 Pre-2004 5.2 3.7 49.6 36.2 Vintages (USD bn)

US Retail Branch Loans by vintage and type Second Lien ARM Second Lien Fixed First Lien ARM First Lien Fixed 2004 and prior 0.46 0.15 0.09 0.31 2005 0.28 0.19 0.24 0.19 2006 0.26 0.32 0.54 0.25 2007 0.34 0.13 0.25 December 2007 $40.7 bn $2.7 bn $0.3 bn $6.5 bn Vintages (USD bn) December 2007 2007 12.9 2006 13.6 2005 9.9 2004 and prior 13.8 50.2

Note: The reset volumes above do not reflect loans that were previously modified, that will reset in the specified period. Unless customers who have benefited from a loan modification are able to obtain other financings, those loans will also be subject to an interest rate reset at the end of the modification period. In 2008 we anticipate approximately $1.3 billion of these modified loans will experience their first rate reset. HSBC Finance Corporation Adjustable rate mortgages - ARM resets USDbn 2007 2008 H2 2007 2008 2008 2009 Total 10.7 5.1 5.8 4.1 3.7 4.1 Mortgage Services 9.9 3.8 5.3 3 2.7 3.8 Retail Branch RE 0.8 1.3 0.5 1.1 1 0.3 H2 2006 H1 2007 H2 2007

In unpredictable, turbulent markets, we are focused on what we can control: Continued liquidation of Mortgage Services portfolio Continued tightening of underwriting standards and intensified risk management Right-size Retail Branch network to align with level of forecast demand and reduced credit risk appetite Continued cost reduction across the organization, right-sizing in markets experiencing fundamental change Delivering high brand values and strong customer value proposition in our products and service Continued focus on risk management programs - increased within Retail Branch, Cards and Retail Services businesses Continued review of all businesses not meeting optimal returns over the economic cycle Progression of the role of the US Credit Card business in developing the global cards business HSBC Finance Corporation Ongoing areas of focus